Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO ADVANCES TRANSFORMATION WITH AGREEMENT TO ACQUIRE STERICYCLE’S ENVIRONMENTAL SOLUTIONS BUSINESS

•	Environmental Solutions Business (ESOL) to be Combined with Clean Earth, Creating a National Leader in Hazardous Waste Solutions with Increased Scale and Geographic Reach

•	Unique Opportunity to Optimize ESOL, Driving Operational Efficiencies and Value Creation that are Expected to Double ESOL EBITDA within Three Years

•	Marks Another Transformative Step in Portfolio Migration to Higher-Growth, Less-Cyclical, Capital-Light Businesses

•	Expected to be Accretive to Harsco Cash Earnings per Share within the First (Partial) Year of Ownership; Expected to Generate Approximately $15 Million of Run-Rate Synergies during Year 3

•	Harsco to Host Conference Call at 9:00 a.m. ET to Discuss the Transaction

CAMP HILL, PA – Feb. 7, 2020 – Harsco Corporation (NYSE: HSC) today announced that it has entered into a definitive agreement to acquire the Stericycle Environmental Solutions business (ESOL), an established hazardous waste transportation and processing solutions provider, from Stericycle, Inc. (NASDAQ: SRCL). The acquisition of ESOL marks the next step in Harsco’s transformation into a global, market leading, single-thesis environmental solutions platform.

Under the terms of the agreement, Harsco will acquire ESOL for $462.5 million, subject to customary purchase price adjustments. Upon close, ESOL will be combined with Harsco’s Clean Earth business, one of the leading specialty waste processors in the U.S., providing customers with beneficial reuse solutions for hazardous wastes and contaminated soils.

A leader in environmental and regulated waste management, ESOL provides a comprehensive portfolio of disposal solutions to customers primarily across the industrial, retail and healthcare markets. With a team of experienced personnel and a network composed of 13 federally-permitted treatment, storage and disposal facilities (TSDFs) across the U.S., ESOL collects, receives and processes more than 500,000 tons of hazardous waste annually. In addition to its processing and recycling capabilities, ESOL provides transportation services through its extensive logistics network and operates a fleet of more than 700 vehicles, serving more than 90,000 customer locations with 450,000 service stops annually. In 2020, ESOL is expected to generate adjusted EBITDA of approximately $35 million, on revenues of more than $550 million on a full-year basis.

“The addition of ESOL to the Clean Earth hazardous waste platform is a unique opportunity to bring together two highly complementary, market-leading waste management portfolios,” said Harsco Chairman and CEO Nick Grasberger. “The leadership team at Clean Earth is very familiar with the ESOL business, and we see a significant opportunity to optimize these combined businesses and unlock the additional value creation potential of the ESOL assets. We look forward to welcoming the ESOL team to Harsco and realizing the benefits of this highly strategic and accretive transaction.”

Mr. Grasberger continued, “We are encouraged by Clean Earth’s strong performance to date and believe that our stakeholders will benefit from a more diverse business that has the scale, market presence and customer relationships to compete and win in the fragmented hazardous waste services industry. Since outlining our new corporate strategy less than 12 months ago, we have announced five transactions that position the Company as a high-growth, single-thesis environmental solutions business. As we look ahead, we continue to believe that shifting our portfolio to less-cyclical businesses with attractive growth potential is the best way to create sustainable, long-term value for Harsco and our shareholders.”

Strategic and Financial Benefits of the Transaction

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Highly Complementary Assets Aligned with Harsco’s Environmental Services Focus: With the addition of ESOL, Harsco will have enhanced service offerings across the industrial waste value chain, as well as the opportunity to increase collaboration between Harsco Environmental and Clean Earth. ESOL’s focus on hazardous waste treatment and disposal and its robust transportation fleet complement Clean Earth’s established presence in hazardous waste as well as contaminated soils. Importantly, through Clean Earth, Harsco benefits from a leadership team with prior experience and tenure with ESOL. As part of the Company’s commitment to enhancing the sustainability of its own, and its customers’ businesses, environmental solutions and services will comprise nearly 85 percent of Harsco’s total revenue upon completion of the transaction, up from 60 percent of total revenue in 2018. The combined ESOL-Clean Earth business will generate revenues of approximately $850 million per annum.

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Expands the Scale and Geographic Portfolio of Hazardous Waste Processing Facilities Across U.S.: Following the close of this transaction, Harsco will operate 19 TSDFs, making it the owner of a leading network of federally-permitted waste management sites. ESOL’s portfolio is composed of 61 total facilities, including 13 TSDFs and 48 ten-day facilities concentrated in the Midwestern and Western states, and is a natural complement to Clean Earth’s existing coverage across 16 states primarily in the Northeast. With larger disposal capacity across an expanded nationwide network, the combined business will be able to leverage its scale to achieve greater efficiencies.

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Broadens and Deepens Customer Relationships Across Diverse Industries: Harsco will leverage its longstanding commitment to customer satisfaction to enhance ESOL’s solid customer relationships, expand its presence in new and existing industries and drive additional service capabilities and revenue opportunities. In addition to the industrial space that Clean Earth currently serves, ESOL also brings new customer relationships in the industrial and retail industries, as well as exposure to the healthcare industry.

•	Industrial: ESOL serves more than 7,800 industrial customers, including governmental agencies, municipalities and educational institutions, as well as energy and infrastructure companies.

•	Retail: ESOL serves more than 150 retail customers across the U.S., including superstores, home centers, pharmacies, groceries and e-commerce platforms.

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Healthcare: ESOL serves almost 25,000 healthcare providers, hospitals, physicians’ offices and dental practices, with primary services focused on hazardous waste collection, transfer and disposal. Harsco will provide transportation and disposal services for Stericycle’s healthcare customers under a long-term services agreement.

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Anticipated Cost Synergy Savings and Revenue Growth Opportunities: The combination is expected to generate approximately $15 million of run rate cost synergy savings in the third year of ownership, driven primarily by operational and facility rationalization, transportation logistics savings and disposal savings. These efficiencies and operational improvements will be achieved across the combined business, while maintaining a commitment to serving customers with the highest quality of services. The Company also expects incremental revenue growth opportunities driven by an expanded customer base, scale advantages and cross-selling.

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Expected to Deliver Meaningful Earnings Accretion: ESOL is expected to be modestly accretive to Harsco’s cash earnings per share within the first (partial) year of ownership. In the first full year after close, ESOL is expected to contribute positively to free cash flow and provide meaningful earnings per share accretion. ESOL’s historical adjusted EBITDA has averaged well above the 2020 level, and Harsco is targeting to double ESOL’s EBITDA within three years.

Financing, Approvals and Timing to Close

The acquisition will be an all-cash transaction. Harsco expects to finance the acquisition with a combination of borrowings under its existing revolving credit facility and new debt financing. The Company anticipates that its net leverage ratio will approximate 3.5X following the completion of this transaction. Harsco remains committed to a target leverage ratio below 2.5X and future excess cash flow will be used to reduce leverage. Harsco intends to file a Current Report on Form 8-K with the Securities and Exchange Commission, which will have further details concerning the transaction.

The transaction is expected to close by the end of the first quarter, subject to customary closing conditions, including regulatory approval.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Harsco.

Simpson Thacher & Bartlett LLP is serving as transaction counsel to Harsco and Fried, Frank, Harris, Shriver & Jacobson LLP is serving as financing counsel to Harsco.

Conference Call and Webcast

Harsco will host a conference call at 9:00 a.m. ET to discuss the transaction.

Dial-in (US): (877) 783-8494

Dial-in (International): (614) 999-1829

Conference ID: 9414999

Listen-Only Mode and Archived Webcast: www.harsco.com

About Harsco Corporation

Harsco Corporation is a global market leader providing environmental solutions for industrial and specialty waste streams and innovative technologies for the rail sector. Based in Camp Hill, PA, the 11,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

ABOUT STERICYCLE

Stericycle, Inc. is a U.S.-based business-to-business services company and leading provider of compliance-based solutions that protect people and brands, promote health and safeguard the environment. Stericycle serves more than one million customers in all 50 U.S. states and 18 countries worldwide with solutions for regulated waste management, secure information destruction, compliance, customer contact, and brand protection. Additional information can be found at www.stericycle.com.

FORWARD LOOKING STATEMENTS

The nature of the Company’s business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management’s confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “outlook,” “plan” or other comparable terms. Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in the Company’s pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) the Company’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which the Company operates; (7) failure to effectively prevent, detect or recover from breaches in the Company’s cybersecurity infrastructure; (8) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (9) disruptions associated with labor disputes and increased operating costs associated with union organization; (10) the seasonal nature of the Company’s business; (11) the Company’s ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (12) the integration of the Company’s strategic acquisitions; (13) potential severe volatility in the capital markets and the impact on the cost to the Company to obtain debt financing as may be necessary to consummate the acquisition; (14) failure to retain key management and employees; (15) the amount and timing of repurchases of the Company’s common stock, if any; (16) the outcome of any disputes with customers, contractors and subcontractors; (17) the financial condition of the Company’s customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; (18) implementation of environmental remediation matters; (19) risk and uncertainty associated with intangible assets; (20) the occurrence of any event, charge or other circumstances that could give rise to the termination of the definitive agreement entered into for the acquisition; and (21) other risk factors listed from time to time in the Company’s SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, together with those described in Item 1A, “Risk Factors,” of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

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